                                                                     EXHIBIT 2.2



            LIMITED LIABILITY COMPANY UNIT PURCHASE AGREEMENT (NES)

                                  by and among

                         NATIONAL ENERGY SYSTEMS, INC.

                                  as "Seller,"

                         CENTEX AMERICAN GYPSUM COMPANY

                                   as "Buyer"

                                      and

                              CEGC HOLDING COMPANY

                                as "Buyer Sub 2"


                         Dated as of:  December 5, 1996

               LIMITED LIABILITY COMPANY UNIT PURCHASE AGREEMENT


                               TABLE OF CONTENTS

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ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

   1.1      Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   1.2      Other Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II - CONTRIBUTION OF CONTRIBUTED ASSETS AND
   SALE OF COMMON UNITS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

   2.1      Contribution of Contributed Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.2      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.3      Transfer of Common Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.4      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   2.5      Prorations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   2.6      Closing Costs; Transfer Taxes and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

   3.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   3.2      Contributions and Conveyances at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

   4.1      Organization of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   4.2      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   4.3      Contributed Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   4.4      Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   4.5      Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   4.6      Permits; Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   4.7      No Conflict or Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   4.8      Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   4.9      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   4.10     Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   4.11     Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   4.12     No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   4.13     Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   4.14     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   4.15     Environmental Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   4.16     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   4.17     NES Common Units. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13





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ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB 2 . . . . . . . . . . . . . . . . . . . . . . . . .  13

   5.1      Organization of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   5.2      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   5.3      No Conflict or Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   5.4      Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   5.5      No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   5.6      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VI - COVENANTS OF SELLER, BUYER AND BUYER SUB 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

   6.1      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   6.2      HSR Act Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   6.3      Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
   6.4      Full Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   6.5      Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE VII - CONDITIONS TO SELLER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

   7.1      Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   7.2      Consents; Regulatory Compliance and Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   7.3      No Actions or Court Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   7.4      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   7.5      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   7.6      Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   7.7      Assumption Document . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   7.8      Indemnity Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   7.9      Simultaneous Purchase of EGP Common Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   7.10     Investment Representation Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   7.11     Ratification Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VIII - CONDITIONS TO BUYER'S AND BUYER SUB 2'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . .  18

   8.1      Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   8.2      Consents; Regulatory Compliance and Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   8.3      No Actions or Court Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   8.4      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   8.5      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   8.6      Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   8.7      Conveyancing Documents; Release of Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   8.8      Indemnity Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   8.9      Section 1060 Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   8.10     Simultaneous Purchase of EGP Common Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   8.11     Resignations and Minute Book  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20





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ARTICLE IX - RISK OF LOSS; CONSENTS TO ASSIGNMENT  . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

   9.1      Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   9.2      Consents to Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE X - ACTIONS BY SELLER, BUYER, BUYER SUB 2 AND NEWCO AFTER THE CLOSING . . . . . . . . . . . . . . . . . . . .  21

   10.1     Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   10.2     Books and Records; Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
   10.3     Survival of Representations, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   10.4     Indemnifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
   10.5     Bulk Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   10.6     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   10.7     Indemnification as Exclusive Remedy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

   11.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
   11.2     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   11.3     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
   11.4     Choice of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
   11.5     Entire Agreement; Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.6     Multiple Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.7     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.8     Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.9     Titles; Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.10    Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.11    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   11.12    Cumulative Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29





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
            LIMITED LIABILITY COMPANY UNIT PURCHASE AGREEMENT (NES)


                 This Limited Liability Company Unit Purchase Agreement (NES), dated as of December 5, 1996, is by and among Centex American Gypsum Company, a New Mexico corporation ("Buyer"), CEGC Holding Company, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Buyer Sub 2"), and National Energy Systems, Inc., a Delaware corporation ("Seller").

                                    RECITALS

                 A. Seller owns certain assets which it uses in the conduct of the Business (as defined below).

                 B. At the Closing (as defined below), Seller desires to contribute to Centex Eagle Gypsum Company, L.L.C., a Delaware limited liability company to be jointly formed by Seller and EGP (as defined below) immediately prior to the Closing ("Newco"), such assets in exchange for certain Common Units of Newco in an amount to be determined prior to the Closing (including Common Units of Newco issued to Seller upon formation of Newco, the "NES Common Units"), upon the terms and subject to the conditions of this Agreement.

                 C. Eagle-Gypsum Products, a Colorado joint venture ("EGP"), owns certain assets that are used or utilizable in connection with its business (which assets of EGP are an integral part of the assets utilized or utilizable in Seller's Business).

                 D. At the Closing, simultaneously with the contribution described in recital B above, EGP will contribute to Newco such assets in exchange for certain Common Units of Newco in an amount to be determined prior to the Closing (the "EGP Common Units").

                 E. Immediately subsequent to the contributions described above, Buyer Sub 2 desires to purchase from Seller, and Seller desires to sell to Buyer Sub 2, the NES Common Units upon the terms and subject to the conditions of this Agreement.

                 F. Centex Eagle Gypsum Company, a Delaware corporation and another wholly-owned subsidiary of Buyer ("Buyer Sub 1"), desires to purchase from EGP the EGP Common Units pursuant to an agreement of even date herewith among Buyer, Buyer Sub 1 and EGP.

                                   AGREEMENT

                 NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                 "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

                 "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                 "Books and Records" shall mean (a) all records and lists of Seller pertaining to the Contributed Assets, (b) all records and lists pertaining to the customers, suppliers or personnel of the Business, (c) all product, business and marketing plans of or relating to the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller relating to the Contributed Assets, but excluding Seller's minute books, organizational documents, income tax returns and other corporate records.

                 "Business" shall mean the Seller's business of generating and providing thermal energy and electricity for the operation of the gypsum wallboard plant owned and operated by EGP.

                 "Closing Date" shall mean 7 days after the conditions set forth in Articles VII and VIII have been satisfied, but not later than the date specified in Section 11.1(a)(ii).

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                 "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Contributed Assets, whether oral or written, but excluding all Leases.

                 "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts listed on Schedule 4.5(a).

                 "Contributed Assets" shall mean all of Seller's right, title and interest in and to the following assets, which Seller uses in connection with the conduct of the Business:

                 (a) all refunds, deposits, prepayments or prepaid expenses of Seller relating to Contract Rights;

                 (b)      all Contract Rights;

                 (c)      all Leasehold Improvements;

                 (d)      all Fixtures and Equipment;

                 (e)      all Books and Records;

                 (f)      all Proprietary Rights relating to the Business;

                 (g)      to the extent transferable, all Permits;

                 (h) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Contributed Assets or services furnished to Seller pertaining to the Business or affecting the Contributed Assets, to the extent such warranties, representations and guarantees are assignable;

                 (i) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity; and

                 (j) all other assets, real, personal or mixed, tangible or intangible, of Seller used or utilizable in the Business;

                 provided, that the Contributed Assets shall not include any of Seller's right, title and interest in and to the Excluded Assets.

                 "Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights, including common law rights thereto, owned by Seller and used in the Business.

                 "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

                 "Default" shall mean (1) a breach of or default under any Contract or Lease, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

                 "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                 "Energy Contract" shall mean that certain Energy Services Agreement, dated as of September 2, 1989, between Seller and EGP, as amended.





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
                 "Environmental Laws" shall mean all federal, state, district, and local laws and ordinances, and all rules or regulations promulgated thereunder, applicable to the Business relating to pollution or protection of the environment or human health or safety (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws, statutes, codes, ordinances, rules and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, the Mine Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

                 "Excluded Assets," notwithstanding any other provision of this Agreement, shall mean the following assets of Seller:

                 (a) ownership interests of Seller in and rights of Seller relating to other assets or entities which are not related to, or reflected in the financial results of, the Business, whether currently or hereafter owned by Seller;

                 (b)      all cash and cash equivalents held by Seller;

                 (c)      all Permits, to the extent not transferable;

                 (d) all rights, claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Contributed Assets solely to the extent related to Liabilities that are not Assumed Liabilities;

                 (e) all rights of Seller pursuant to this Agreement and the documents contemplated hereby;

                 (f)      all rights of Seller in the Contracts set forth in
                          Schedule 4.5(b);

                 (g) all Insurance Policies and any prepaid amounts thereunder;

                 (h)      all accounts receivable of Seller;

                 (i) any amounts to be paid or credited to Seller as set forth in Section 2.5;

                 (j)      any indebtedness owed to Seller from EGP; and

                 (k) any other rights of Seller to the extent not transferable.





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
                 "Facilities" shall mean the buildings that house the Fixtures and Equipment, together with all improvements thereon.

                 "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, spare parts, repair parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by Seller and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of the Business' suppliers, including all warranty rights with respect thereto.

                 "Hazardous Substances" shall mean: (i) any substance, material or waste defined or characterized as hazardous, extremely hazardous, toxic or dangerous within the meaning of any Environmental Law, (ii) any substance, material or waste classified as a contaminant or pollutant under any Environmental Law or (iii) any other substance (including, but not limited to, petroleum) material or waste, the manufacture, processing, distribution, use, treatment, storage, placement, disposal, removal or transportation of which is subject to regulation or forms the basis of liability under any Environmental Law.

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                 "Indemnity Escrow Agreement" shall mean the Indemnity Escrow Agreement to be dated as of the Closing Date by and among Newco, Seller, Buyer, Buyer Sub 2 and an escrow agent to be agreed upon by Buyer and Seller prior to the Closing Date, for the purpose set forth in Section 10.4(f) herein.

                 "Insurance Policies" shall mean the insurance policies related to the Contributed Assets listed on Schedule 4.14.

                 "Leased Real Property" shall mean all real property underlying the Facilities and leased by Seller from EGP pursuant to the NES Ground Lease.

                 "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

                 "Liabilities" shall mean any liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

                 "NES Ground Lease" shall mean that certain ground lease dated as of September 2, 1989 between Seller and EGP.

                 "Patents" shall mean all patents and patent applications and registered design and registered design applications owned by Seller and used in the Business.

                 "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to, the operation of the Business.

                 "Proprietary Rights" shall mean all of the Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights owned by Seller and used or utilizable in the Business, but not including Contract Rights.

                 "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health laws and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                 "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                 "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, gross receipts, net receipts, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, together with any interest, penalties and other additions thereto.

                 "Trademarks" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks and trade names, including common law rights to any of such trademarks, service marks and trade names, owned by Seller and used in the Business.

         1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                    Term                                         Section
                    ----                                         -------
                    Assumed Liabilities                          2.2
                    Assumption Document                          3.2(b)
                    Bulk Sales Act                               10.5
                    Claim                                        10.4(d)
                    Claim Notice                                 10.4(d)
                    Closing                                      3.1
                    Damages                                      10.4(a)
                    EGP Common Units                             Recitals
                    Escrowed Funds                               10.4(f)
                    NES Common Units                             Recitals
                    Permitted Encumbrances                       4.3
                    Purchase Price                               2.4

                                   ARTICLE II

                     CONTRIBUTION OF CONTRIBUTED ASSETS AND
                              SALE OF COMMON UNITS

         2.1 CONTRIBUTION OF CONTRIBUTED ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will contribute, convey, transfer, assign and deliver as a capital contribution to Newco, and Newco will acquire from Seller, the Contributed Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

         2.2 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, Newco shall assume the following Liabilities of Seller (the "Assumed Liabilities") but not any other liability, obligation or duty of Seller:

                 All Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Contracts listed on Schedule 4.5(a) or under Contracts relating to the Business which are not listed on Schedule 4.5(a) but which Newco, in its sole discretion, upon written notice to Seller, elects to accept and assume, but not including any Liability for any Default under any such Contract occurring on or prior to the Closing Date.

         2.3 TRANSFER OF COMMON UNITS. Upon the terms and subject to the conditions contained herein, at the Closing, immediately subsequent to the contribution and assumption described in Sections 2.1 and 2.2 above, Seller will sell, convey, transfer, assign and deliver to Buyer Sub 2, and Buyer Sub 2 will acquire from Seller, the NES Common Units, free and clear of all Encumbrances.

         2.4 PURCHASE PRICE. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer Sub 2 shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the NES Common Units cash in an aggregate amount equal to the sum of (1) $7,365,000 and (2) amount specified in Section 4.2 of the Energy Contract (the "Purchase Price"), less an amount equal to the Escrowed Funds, by wire transfer of immediately available funds to the account number and place Seller may designate by written notice as provided herein. Prior to the Closing, Seller and Buyer Sub 2 shall negotiate a mutually acceptable allocation of the Purchase Price among the classes of Contributed Assets for purposes of Section 1060 of the Code. Buyer Sub 2 and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060".

         2.5     PRORATIONS.

                 (a) Taxes. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property taxes, local business or other license fees or taxes, merchants' association dues and other similar periodic charges payable with respect to the Contributed Assets or the Business shall be prorated between Buyer Sub 2 and Seller effective as of the Closing Date. If the real property tax rate for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of any Facility prior to the Closing Date.

                 (b) Rents. Seller shall pay all rent under the NES Ground Lease through the end of the calendar month in which the Closing Date occurs, and Buyer Sub 2 shall reimburse Seller for such rent accrued from the Closing Date through the end of such month as part of the post-Closing proration.

         2.6 CLOSING COSTS; TRANSFER TAXES AND FEES. Buyer Sub 2 shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the contribution of the Contributed Assets or the transfer of the NES Common Units provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Buyer Sub 2 shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Buyer Sub 2 shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred. In the event any fee or payment is owed to the United States in connection with any Hart-Scott-Rodino filing or the approval by the U.S. Department of Justice or the U.S. Federal Trade Commission of the transactions contemplated by this Agreement Buyer Sub 2 shall be responsible for such fee or payment.


                                  ARTICLE III

                                    CLOSING

         3.1 CLOSING. The Closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins in Chicago, Illinois unless the parties hereto otherwise agree.

         3.2     CONTRIBUTIONS AND CONVEYANCES AT CLOSING.

                 (a) Instruments and Possession. To effect the contribution referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Newco:

                          (i)     one or more bills of sale conveying to Newco
in the aggregate all of Seller's owned personal property included in the Contributed Assets;

                          (ii)    subject to Section 9.2, Assignments of
Contract Rights with respect to the Contract Rights;

                          (iii)   Assignments of Patents and Trademarks and
other Proprietary Rights in recordable form to the extent necessary to assign such rights to Newco; and

                          (iv)    such other instruments and documents as are
contemplated by this Agreement.

                 (b) Assumption Document. Upon the terms and subject to the conditions contained herein, at the Closing, Newco shall deliver to Seller an instrument of assumption evidencing Newco's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document").

                 (c) Transfer of Common Units. Upon the terms and subject to the conditions contained herein, at the Closing, immediately subsequent to execution and delivery of the instruments and documents described in Sections 3.2(a) and (b) above, Seller shall execute and deliver to Buyer Sub 2 an Assignment of Common Units and Seller shall deliver to Buyer Sub 2 one or more Common Unit certificates evidencing the NES Common Units to convey the NES Common Units to Buyer Sub 2.

                 (d)      Form of Instruments.  The documents referenced in
Section 3.2(a), (b) and (c) shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

                 (e) Certificates. Buyer and Seller shall deliver the certificates and other matters described in Articles VII and VIII.

                 (f) Consents. Subject to Section 9.2, Seller shall deliver all Permits and any other third party consents required for the valid transfer of the Contributed Assets as contemplated by this Agreement.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller hereby represents and warrants to Buyer Sub 2 as follows:

         4.1 ORGANIZATION OF SELLER. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware with all necessary power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets.

         4.2 AUTHORIZATION. Seller has all requisite power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the other documents to be executed by Seller pursuant to this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery of the Indemnity Escrow Agreement, the Indemnity Escrow Agreement will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors' rights generally and (ii) general principals of equity, regardless of whether asserted in a proceeding in equity or at law.

         4.3 CONTRIBUTED ASSETS. Upon the consummation of the transactions contemplated hereby, Seller will vest in Newco good and marketable title to the Contributed Assets and Newco will acquire good and marketable title to all of the Contributed Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. All tangible assets and properties which are part of the Contributed Assets are in good operating condition and repair (except for ordinary wear and tear) and are usable in the ordinary course of business. The Contributed Assets constitute all of the assets necessary to operate the Business and the Facilities in the manner in which they have been operated by Seller in the ordinary course of the Business. "Permitted Encumbrances" shall mean all Encumbrances on the Contributed Assets that do not, individually or in the aggregate, decrease in any material manner the value or transferability or marketability of the property or assets subject thereto or interfere with or restrict the use of such property or assets in any material manner.

         4.4     FACILITIES.

                 (a) Leases or Other Agreements. Except for the NES Ground Lease, there are no leases, subleases, licenses or other agreements or arrangements granting to any person the right to purchase, use or occupy any Facility or any real property in connection with the Business. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property, subject to the rights of the fee owners.

                 (b) Improvements, Fixtures and Equipment. The improvements constructed on the Facilities, including without limitation, all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller at the Facilities are structurally sound with no known material defects, subject to ordinary wear and tear.

         4.5     CONTRACTS AND COMMITMENTS.

                 (a) Contracts. Schedule 4.5(a) sets forth a complete and accurate list of all Contracts to be assumed hereunder, and indicates whether third-party consents are required for the assignment thereof. Except for the Contracts listed on Schedule 4.5(a) and 4.5(b), Seller has entered into no other material Contracts necessary for the operation of the Business or that relate to the Contributed Assets other than those being terminated at or prior to Closing. Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.5(a), including all amendments and supplements thereto.

                 (b) Absence of Defaults. All of the Contracts and Leases set forth on Schedule 4.5(a) are valid, binding and enforceable in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Seller does not know of any current or past material Default under any of such Contracts or Leases. Seller has not received any notice of a claim of Default under any of such Contracts or Leases.

         4.6 PERMITS; CONSENTS AND APPROVALS. (a) Schedule 4.6 sets forth a complete list of all material Permits required for the operation of the Business in the manner in which it has been operated by Seller in the ordinary course of the Business or otherwise held by Seller. Seller has and, to the knowledge of Seller at all times has had, all Permits required under applicable Regulations for the operation of the Business or in the ownership of the Contributed Assets, and owns or possesses such Permits free and clear of all Encumbrances, except as set forth on Schedule 4.6.

                 (b) Other than in connection with or in compliance with the provisions of the HSR Act, and except with respect to Permits listed on
Schedule 4.6 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

         4.7 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the organizational documents of Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of any Contract or Permit, (i) to which Seller is a party or (ii) by which the Contributed Assets are bound, (c) violate any Regulation or Court Order, or (d) impose any Encumbrance on the Contributed Assets or the Business, except in the case of (d) above for Permitted Encumbrances.

         4.8 BOOKS AND RECORDS. Seller has made and kept Books and Records, which, in reasonable detail, accurately and fairly reflect, in all material respects, the activities of Seller in the conduct of the Business.

         4.9 LITIGATION. Except as set forth on Schedule 4.9, there is no Action pending, or to the best of Seller's knowledge, threatened against Seller
(a) related to or affecting the Business or the Contributed Assets or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or the Contributed Assets.

         4.10 LABOR MATTERS. Seller has no employees. All personnel required for Seller's operation of the Business are provided pursuant to the Management Agreement between Seller and KMS Services, Inc., as amended.

         4.11 COMPLIANCE WITH LAW. Except as disclosed in Schedule 4.11, to the knowledge of Seller, Seller's conduct of the Business has not violated and is in compliance with all Regulations, Court Orders and Permits relating to the Contributed Assets or the Business or operations of Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a material adverse effect on the Contributed Assets or the Business. Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations, Court Orders or Permits, which failure or violation could, in any one case or in the aggregate, have a material adverse effect on the Contributed Assets or the Business.

         4.12 NO BROKERS. Neither Seller nor any of its officers, employees, partners or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby or affect the Contributed Assets or result in the creation or imposition of any Encumbrance on the Contributed Assets or any part thereof.

         4.13    PROPRIETARY RIGHTS.

                 (a) Proprietary Rights. Schedule 4.13 lists all of Seller's Copyrights, Patents and Trademarks. Schedule 4.13 also sets forth for each Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered.

                 (b)      Royalties and Licenses.  Except as set forth on
Schedule 4.13, Seller has not granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

         4.14 INSURANCE. Schedule 4.14 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage for the periods shown) maintained by Seller on the Business or the Contributed Assets. All insurance coverage applicable to Seller, the Business and the Contributed Assets is in full force and effect. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received.

         4.15    ENVIRONMENTAL PROTECTION.  Except as disclosed on Schedule
4.15:

                 (a)       the Business is in compliance with all Environmental
Laws;

                 (b) there are no existing, or, to the knowledge of Seller, threatened, notices of violation, administrative actions, or lawsuits against Seller relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Substances by the Seller in connection with the Business; nor has the Seller received any written notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any hazardous substance generated or transported by the Seller in connection with the Business;

                 (c) to the knowledge of the Seller, there have been (1) no releases of any Hazardous Substances from any underground tank or related piping at any of the Facilities, and (2) no spills, releases or handling of Hazardous Substances at any of the Facilities that constitutes a violation or gives rise to liability under Environmental Laws; and

                 (d) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which regulate, obligate, or bind the Seller in a manner reasonably likely to have an adverse effect on the Business or the Contributed Assets.

         4.16 TAXES. All income, unemployment, social security, franchise, property and other Taxes, charges and assessments levied, assessed or imposed upon Seller by the United States, or any state, or any political subdivision of either, to the extent due and payable, have been duly paid to date or are being contested through appropriate administrative or judicial procedures, and no liability for deficiencies or respect thereto exist. There are no tax audits pending nor any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income or other tax return for any period. Seller has filed all federal, state, local, sales, franchise, withholding and property tax returns required to be filed. The books and records of Seller are accurate and complete with respect to ad valorem and other taxes and assessments payable with respect to Seller and the Contributed Assets. There are no liens, charges or encumbrances for any taxes upon any of the Contributed Assets, except for liens for taxes not yet due. Seller is not nor has it been subject to any tax, charge or other assessment in any jurisdiction outside the United States.

         4.17 NES COMMON UNITS. At the Closing, the execution by Seller and the delivery to Buyer Sub 2 of the Assignment of Common Units described in
Section 3.2(c) and the delivery to Buyer Sub 2 of the Common Unit certificates evidencing the NES Common Units will vest in Buyer Sub 2 good and indefeasible title to the NES Common Units, free and clear of all Encumbrances.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB 2

                 Buyer and Buyer Sub 2 hereby represent and warrant to Seller as follows:

         5.1 ORGANIZATION OF BUYER. Each of Buyer and Buyer Sub 2 is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all necessary power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Each of Buyer and Buyer Sub 2 is duly qualified to do business and is in good standing in the State of Colorado.

         5.2 AUTHORIZATION. Each of Buyer and Buyer Sub 2 has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Buyer and Buyer Sub 2 and the consummation by each of Buyer and Buyer Sub 2 of the transactions contemplated hereby have been duly approved by the boards of directors of Buyer and Buyer Sub 2, respectively. No other corporate proceedings on the part of Buyer or Buyer Sub 2 are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Buyer Sub 2 and is the legal, valid and binding obligation of each of Buyer and Buyer Sub 2, enforceable against each of Buyer and Buyer Sub 2 in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         5.3 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer or Buyer Sub 2 with any of the provisions hereof, will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer or Buyer Sub 2, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer or Buyer Sub 2 is a party, or (c) violate any Regulation or Court Order, except, in the case of each of clauses (a), (b) and (c) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a material adverse effect on the business of Buyer or Buyer Sub 2 or either of its ability to consummate the transactions contemplated hereby.

         5.4 CONSENTS AND APPROVALS. Other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer or Buyer Sub 2 in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.5 NO BROKERS. Neither Buyer nor Buyer Sub 2 nor any of either of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its respective affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

         5.6 LITIGATION. There is no Action pending, or to the best of Buyer or Buyer Sub 2's knowledge, threatened against Buyer or Buyer Sub 2 (a) related to or affecting Buyer or Buyer Sub 2's ability to consummate the transactions contemplated hereby or (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement.


                                   ARTICLE VI

                   COVENANTS OF SELLER, BUYER AND BUYER SUB 2

                 Seller covenants with Buyer and Buyer Sub 2, and Buyer and Buyer Sub 2 each covenant with the Seller, as follows:

         6.1 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Newco, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (D) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (E) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (F) to fulfill all conditions to this Agreement. To the extent that any of Seller's rights that would be included in the Contributed Assets are not so included as a result of the inability to obtain a required third-party consent to assignment of such rights, Seller shall not assign or transfer such rights to any other party without Newco's prior consent, which Newco may withhold in its sole and absolute discretion. To the extent any warranty, representation or guarantee referenced in clause (h) of the term "Contributed Assets" in Section
1.1 herein is not assignable, Seller agrees to permit Newco to enforce such warranty, representation or guarantee (at Newco's expense) in the name of Seller upon prior written notice to Seller provided that Buyer shall indemnify Seller for any Damages (as defined in Section 10.4(a)) incurred by Seller resulting from any such enforcement action.

         6.2 HSR ACT FILINGS. As soon as reasonably practicable after the execution and delivery of this Agreement, Buyer and Seller shall file the required notifications and forms with the Bureau of Competition of the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") pursuant to and in compliance with the HSR Act with respect to the transactions contemplated by this Agreement and by the agreement referenced in Section 7.9 herein. Thereafter, the parties hereto agree to (i) use reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act, (ii) use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the DOJ for additional information or documentation, and (iii) cooperate with one another in satisfying such requirements. Each party shall deliver to the other party a copy of any information to be filed by such party prior to the filing thereof.

         6.3 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, each party shall give prompt notice to the other of the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any material respect.

         6.4 FULL ACCESS. Seller will permit Representatives of Buyer and Buyer Sub 2 to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Business. Any information Buyer or Buyer Sub 2 receives from Seller or its affiliates or partners in the course of the reviews contemplated by this Section 6.4 shall be subject to the provisions of Section 11.11 herein. Such inspection rights shall include the right of Buyer and Buyer Sub 2, at either of its option, to conduct or cause to be conducted such environmental audits/investigations of the Leased Real Property as either deems advisable (and as do not interfere with the normal business operations of Seller), including Phase I Environmental Site Assessments and, if deemed necessary by Buyer or Buyer Sub 2, Phase II Environmental Site Assessments; provided that Buyer shall indemnify Seller for any damage to the Real Property caused by such environmental audits/investigations. Any costs of such environmental audits/investigations shall be borne by Buyer or Buyer Sub 2.

         6.5 CONDUCT OF BUSINESS. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer or Buyer Sub 2 in writing, operate the Business in the ordinary course of business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller shall not:

                 (i) sell, lease, transfer or otherwise dispose of any material Contributed Asset;

                 (ii) consolidate with, or merge with or into, any corporation, partnership, association, trust or any other entity;

                 (iii) create or incur any lien, charge or other Encumbrance upon the Contributed Assets or suffer to exist any such liens, charges, or other Encumbrances (other than Permitted Encumbrances) except in the ordinary course of business and consistent with past practice;

                 (iv) enter into any Contracts (or amend any existing Contract) or engage in any transaction not in the ordinary course of business and consistent with past practice except for any such Contracts or transactions that do not relate to or affect the Business or Contributed Assets;

                 (v) fail to maintain the books and records of Seller in the usual, regular and ordinary manner;

                 (vi) enter into any Contract (or amend any existing Contract) to do any of the foregoing; or

                 (vii) take any action which would cause any representation or warranty of Seller contained in this Agreement to be untrue or incorrect as of the date when made.


                                  ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

                 The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by
Seller:

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer and Buyer Sub 2 contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and Buyer and Buyer Sub 2 shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each of them prior to or on the Closing Date.

         7.2 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to contribute the Contributed Assets and transfer the Assumed Liabilities to Newco and to transfer to Buyer Sub 2 the NES Common Units as contemplated hereby shall have been obtained, unless (a) the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller, (b) Buyer indemnifies Seller with respect thereto or (c) with respect to any Contributed Asset, Seller and Buyer determine that such Contributed Asset shall be excluded from the contribution consummated at the Closing (in which case the consideration to be paid by Buyer Sub 2 shall be reduced by the amount allocated to such Contributed Asset). Seller shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the acquisition contemplated hereby. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated.

         7.3 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Seller, the Contributed Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Newco to own, operate, possess or transfer the Contributed Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the NES Common Units or the contribution of the Contributed Assets contemplated hereby illegal or otherwise prohibited.

         7.4     INTENTIONALLY OMITTED

         7.5 CERTIFICATES. Each of Buyer and Buyer Sub 2 shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

         7.6 CORPORATE DOCUMENTS. Seller shall have received from each of Buyer and Buyer Sub 2 resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer's corporate secretary.

         7.7 ASSUMPTION DOCUMENT. Newco shall have executed and delivered the Assumption Document.

         7.8 INDEMNITY ESCROW AGREEMENT. Newco, Buyer and Buyer Sub 2 shall have executed and delivered the Indemnity Escrow Agreement in form and substance reasonably satisfactory to Seller.

         7.9 SIMULTANEOUS PURCHASE OF EGP COMMON UNITS. Buyer Sub 1 shall have simultaneously completed the acquisition of the EGP Common Units pursuant to an agreement among Buyer, Buyer Sub 1 and EGP dated as of the date hereof. The Energy Contract and NES Ground Lease shall have been simultaneously terminated by Seller and EGP.

         7.10 INVESTMENT REPRESENTATION LETTER. Seller shall have received from Buyer Sub 2 an investment representation letter in form and substance reasonably satisfactory to Seller.

         7.11 RATIFICATION AGREEMENT. Newco shall have executed and delivered to Seller an agreement ratifying its obligations hereunder in form and substance reasonably satisfactory to Seller.

                                  ARTICLE VIII

              CONDITIONS TO BUYER'S AND BUYER SUB 2'S OBLIGATIONS

                 The obligations of Buyer and Buyer Sub 2 to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer and Buyer Sub 2:

         8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except where the failure to be true and correct could not reasonably be expected to have a material adverse effect on the Contributed Assets, the Business, or the ability of Newco to operate the Business, and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

         8.2 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. All Permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Leases and Contracts to be assumed by Newco) shall have been obtained, unless (a) the failure to obtain any such Permit, consent, approval or waiver would not have a material adverse effect upon Newco with respect to the Contributed Assets or the Business or (b) with respect to any Contributed Asset, Seller and Buyer determine that such Contributed Asset shall be excluded from the transfers consummated at the Closing (in which case the consideration to be paid by Buyer Sub 2 shall be reduced by the amount allocated to such Contributed Asset) or (c) Buyer shall have been reasonably satisfied that any such Permits, consents, approvals or waivers will be obtained subsequent to the Closing without undue difficulty or expense to Newco and will not include requirements or conditions beyond the requirements and conditions included in Seller's Permits that could reasonably be expected to have a material adverse effect on Newco with respect to the Contributed Assets or the Business, provided that (i) to the extent not prohibited under applicable Regulations, Seller agrees to permit Newco to use Permits of Seller to operate the Business until Newco has received all such Permits provided that Buyer shall indemnify Seller for any Damages (as defined in Section 10.4(a)) incurred by Seller arising out of such use and (ii) Seller shall take no action that will cause any of such Permits to be revoked or terminated prior to Newco's receipt of such Permits. Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the acquisition contemplated hereby. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated.

         8.3 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, Buyer Sub 2, Newco, the Contributed Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Newco to own, operate, possess or transfer the Contributed Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the NES Common Units or the contribution of the Contributed Assets contemplated hereby illegal or otherwise prohibited.

         8.4     INTENTIONALLY OMITTED

         8.5 CERTIFICATES. Seller shall furnish Buyer and Buyer Sub 2 with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer and Buyer Sub 2.

         8.6 CORPORATE DOCUMENTS. Buyer and Buyer Sub 2 shall have received from Seller resolutions adopted by the board of directors of Seller approving this Agreement and the transactions contemplated hereby.

         8.7 CONVEYANCING DOCUMENTS; RELEASE OF ENCUMBRANCES. Seller shall have executed and delivered each of the documents described in Section 3.2 hereof and such other documents as shall be sufficient to effect the contribution and assignment to Newco of the Contributed Assets and the transfer to Buyer Sub 2 of the NES Common Units in the manner contemplated by this Agreement and Seller shall have filed (where necessary) and delivered to Newco all documents necessary to release the Contributed Assets from all Encumbrances other than Permitted Encumbrances (except as otherwise set forth herein), which documents shall be in form and substance reasonably satisfactory to Buyer's counsel.

         8.8 INDEMNITY ESCROW AGREEMENT. Seller shall have executed and delivered the Indemnity Escrow Agreement in form and substance reasonably satisfactory to Buyer.

         8.9 SECTION 1060 ALLOCATION. Seller shall have executed a document to evidence its agreement as to the allocation of the Purchase Price among the classes of Contributed Assets for purposes of Section 1060 of the Code and to be bound by such agreement in connection with the filings by Buyer and Seller of their respective Forms 8594.

         8.10 SIMULTANEOUS PURCHASE OF EGP COMMON UNITS. Buyer Sub 1 shall have simultaneously completed the acquisition of the EGP Common Units pursuant to an agreement among Buyer, Buyer Sub 1 and EGP dated as of the date hereof. The Energy Contract and NES Ground Lease shall have been simultaneously terminated by Seller and EGP.

         8.11 RESIGNATIONS AND MINUTE BOOK. The managers and officers of Newco shall have tendered their written resignations effective on the Closing Date and Buyer shall have received the minute book of Newco.


                                   ARTICLE IX

                      RISK OF LOSS; CONSENTS TO ASSIGNMENT

         9.1 RISK OF LOSS. From the date hereof through the Closing on the Closing Date, all risk of loss or damage to the property included in the Contributed Assets shall be borne by Seller, and thereafter shall be borne by Newco. If any material portion of the Contributed Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of discovery of such damage or destruction, the amount of insurance, if any, covering such Contributed Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) having Newco accept such Contributed Assets in their destroyed or damaged condition in which event Newco shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss, and the full Purchase Price shall be paid for the NES Common Units, (b) excluding such Contributed Assets from this Agreement, in which event the Purchase Price shall be reduced by an amount allocated to such Contributed Assets as mutually agreed between the parties or determined by appraisal of a third party mutually acceptable to the parties, or (c) terminating this Agreement in accordance with
Section 11.1. If Newco accepts such Contributed Assets, then after the Closing, any related insurance or other related proceeds shall belong, and shall be assigned to, Newco without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

         9.2 CONSENTS TO ASSIGNMENT. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Newco thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Newco would not receive all such rights, Seller will cooperate with Newco, in all reasonable respects, to provide to Newco the benefits under any such Contract, Lease, Permit or any claim or right, including without limitation enforcement (at the expense of Newco) for the benefit of Newco of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise, and to permit Newco to enforce such rights at Newco's expense; provided, that Buyer shall indemnify Seller for any Damages (as defined in Section 10.4(a)) incurred by Seller resulting from any such enforcement action. Nothing in this Section 9.2 shall affect Buyer's right to terminate this Agreement under Sections 8.2 and 11.1 in the event that any consent or approval to the contribution to Newco of any Contributed Asset is not obtained.


                                   ARTICLE X

                ACTIONS BY SELLER, BUYER, BUYER SUB 2 AND NEWCO
                               AFTER THE CLOSING

         10.1    INTENTIONALLY OMITTED

         10.2    BOOKS AND RECORDS; TAX MATTERS.

                 (a) Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (with, at most, minor disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such Books and Records, information or employees. On or prior to April 30, 1997, Seller will provide Buyer Sub 2 with a complete listing of the tax basis of each of the Contributed Assets as of the Closing Date with sufficient detail to enable Buyer Sub 2 and Newco to prepare complete and accurate tax returns after the Closing. All information received pursuant to this Section 10.2(a) shall be subject to the terms of Section 11.11 herein.

                 (b) Cooperation and Records Retention. Seller, Buyer, Buyer Sub 2 and Newco shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and
(iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer, Buyer Sub 2, Newco and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

         10.3 SURVIVAL OF REPRESENTATIONS, ETC. Except as provided in the last sentence of this Section 10.3, all of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) two years following the Closing, except that Newco's assumption of Liabilities set forth in Section 2.2 and the Assumption Document shall survive without limitation as to time. Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein. Notwithstanding the foregoing, the representations and warranties of Seller contained in Section 4.15 in this Agreement and the representations and warranties as to title contained in
Section 4.3 in this Agreement shall survive the Closing for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) five years following the Closing.

         10.4    INDEMNIFICATIONS.

                 (a) By Seller. Seller shall defend, indemnify and hold harmless Buyer, Buyer Sub 2 and Newco from and against any and all losses, damages, lawsuits, claims, demands and expenses (including without limitation, reasonable attorneys' fees incurred in the investigation, defense or settlement of any of the foregoing and court costs and other reasonable costs and expenses of litigation) (herein, "Damages") resulting from (i) any breach of any representation or warranty made by Seller in or pursuant to this Agreement;
(ii) any breach of any covenant or agreement made by Seller in this Agreement;
(iii) any lawsuit, claim, proceeding or other Action that has been brought against Seller prior to the Closing existing at or prior to the Closing or any lawsuit, claim, proceeding or other

Action involving an injury or damage (or an allegation of an injury or damage) to individual persons or to the property of others brought against Buyer subsequent to the Closing caused by events, acts or omissions relating to the Contributed Assets, the Excluded Assets or the Business occurring prior to the Closing, (iv) any income Tax arising out of or resulting from the contribution to Newco of the Contributed Assets, the assumption by Newco of the Assumed Liabilities or the transfer to Buyer Sub 2 of the NES Common Units pursuant to this Agreement, or arising out of or resulting from the operation of the Business prior to the Closing; or (v) any failure to comply with the Bulk Sales Act or similar statute in any applicable jurisdiction. Any claim for indemnification under this Section 10.4(a) shall be brought no later than two years following the Closing, except that the limitation for a claim based on a breach of the representations and warranties contained in Section 4.15 and the representations and warranties as to title contained in Section 4.3 shall be five years.

                 (b) By Buyer. Buyer shall indemnify and hold harmless Seller from and against any and all Damages resulting from (i) any breach of any representation or warranty made by Buyer or Buyer Sub 2 in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer, Buyer Sub 2 or Newco in or pursuant to this Agreement; or (iii) from and after the Closing, any Assumed Liability and any other Liability incurred by Buyer, Buyer Sub 2 or Newco arising out of events occurring subsequent to the Closing relating to the Business or the Contributed Assets. Any claim for indemnification under this Section 10.4(b) shall be brought no later than two years following the Closing, except that there shall be no limitation as to time for any claim under Section 10.4(b)(iii).

                 (c) Cooperation. With respect to any claims by any third party that gives rise to or could give rise to indemnification hereunder, the indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

                 (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 10.3, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. With respect to any claim by a third party that gives rise to or could give rise to indemnification hereunder, if any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). After such notice, the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense (provided, that the indemnified party agrees to repay such expenses if it is ultimately determined that such indemnified party was not entitled to indemnification),
(i) to take control of the defense and investigation of such lawsuit or action,
(ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled to a single separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement, and the indemnifying party shall have the option to assume control of such defense. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

                 (e) Brokers and Finders. Pursuant to the provisions of this Section 10.4, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby. Buyer and Seller acknowledge that Seller has engaged the firm of Donaldson, Lufkin & Jenrette Securities Corporation in connection with the transactions contemplated by this Agreement, and Seller shall be responsible for any fees or expenses of such firm.

                 (f) Limitations. Except as provided in the next sentence of this Section 10.4(f), neither Buyer nor Seller shall be liable to the other under this Section 10.4 for any Damages until the aggregate amount otherwise due the party being indemnified (and for such purpose, Buyer, Buyer Sub 2 and Newco shall collectively be considered one party) exceeds an accumulated total of Eighty-Five-Thousand Dollars ($85,000) and only for such Damages that exceed such amount. The foregoing limitation shall not apply to any claim of indemnification by Buyer under Sections 10.2, 10.4(a)(v), 10.4(e), 10.6, 10.7 (but only as Section 10.7 applies to any Damages associated with respect to seeking and obtaining specific performance), or 11.7 of this Agreement or by Seller under Sections 2.6, 6.1, 6.4, 8.2, 9.2, 10.2, 10.4(e), 10.7 (but only as
Section 10.7 applies to any Damages associated with respect to seeking and obtaining specific performance), or 11.7 of this Agreement, and any amounts recovered by Buyer or Seller thereunder shall not be counted against such respective party's threshold amount. Buyer, Buyer Sub 2, and Newco's sole recourse against Seller for indemnity under this Agreement shall be to recover against the Escrowed Funds as defined in the Indemnity Escrow Agreement (which Escrowed Funds shall be in an amount equal to ten percent of the Purchase Price, and shall be paid on the Closing Date by Buyer Sub 2 into the escrow account to be established pursuant to the Indemnity Escrow Agreement), and Seller shall have no liability to Buyer, Buyer Sub 2 or Newco in excess of such Escrowed Funds.

                 (g) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.4. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

         10.5 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Contributed Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, each of Buyer, Buyer Sub 2 and Newco waives any requirements for compliance with any or all of such laws.

         10.6 TAXES. Subject to Section 2.6, Seller shall pay, or cause to be paid, when due all Taxes, other than Taxes that are Assumed Liabilities, for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

         10.7 INDEMNIFICATION AS EXCLUSIVE REMEDY. With respect to any matter as to which indemnification is provided pursuant to this Article X, such indemnification shall be the sole remedy available to the indemnified party, except that to the extent available under applicable law, each party hereto may seek specific performance by the other party hereto of its obligations under this Agreement and/or injunctive relief against the other party's activities, actions, or inactions in breach of this Agreement.


                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1    TERMINATION.

                 (a) Termination. This Agreement may be terminated at any time prior to Closing:

                          (i)     By mutual written consent of Buyer, Buyer Sub
2 and Seller;

                          (ii)    By Buyer, Buyer Sub 2 or Seller if the
Closing shall not have occurred on or before February 27, 1997 (or such later date as contemplated by the agreement among Buyer, Buyer Sub 1 and EGP dated as of the date hereof); provided however, that this provision shall not be available to Buyer or Buyer Sub 2 if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1(a), and this provision shall not be available to Seller if Buyer or Buyer Sub 2 has the right to terminate this Agreement under clause (iii) of this Section 11.1(a);

                          (iii)   By Buyer if there is a material breach of any
representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer and Buyer Sub
2) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided, however, that neither Buyer nor Buyer Sub 2 may terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; or

                          (iv)    By Seller if there is a material breach of
any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer or Buyer Sub 2 pursuant to the terms of this Agreement or the failure of a





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
condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided, however, that, Seller may not terminate this Agreement prior to the Closing Date if Buyer and Buyer Sub 2 have not had an adequate opportunity to cure such failure.

                 (b) In the Event of Termination. In the event of termination of this Agreement:

                          (i)     Each party will redeliver all documents, work
papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                          (ii)    The provisions of Section 11.11 shall
continue in full force and effect; and

                          (iii)   No party hereto shall have any Liability to
any other party to this Agreement, except as stated in subsections (i) and (ii) of this Section 11.1(b), except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

         11.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, except that, subsequent to the Closing, each of Buyer Sub 2 and Newco may assign (whether by operation of law or otherwise) its rights and benefits hereunder (or any portion thereof) or delegate its obligations hereunder (or any portion thereof) to one or more of Buyer, Buyer Sub 2 and Newco. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise, except that, upon its formation, Newco shall be intended third-party beneficiary of this Agreement.

         11.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                 If to Seller, addressed to:

                          National Energy Systems, Inc.
                          225 West Washington Street
                          Chicago, Illinois  60606
                          Attention:  Robert Conroy, Vice President
                          Telephone:  (312) 431-5036
                          Telecopier: (312) 431-5052

                 With a copy to:

                          Latham & Watkins
                          Sears Tower, Suite 5800
                          Chicago, Illinois  60606
                          Attention:  Stephen S. Bowen
                          Telephone:  (312) 876-7652
                          Telecopier:  (312) 993-9767

                 If to Buyer or Buyer Sub 2, addressed to:

                          Centex American Gypsum Company or
                          CEGC Holding Company (as applicable)
                          c/o Centex Construction Products, Inc.
                          3710 Rawlins, Suite 1600
                          Dallas, Texas  75219
                          Attn:  President
                          Telephone:  (214) 559-6507
                          Telecopier:  (214) 559-6554

                 With a copy to:

                          Centex American Gypsum Company or
                          CEGC Holding Company (as applicable)
                          c/o Centex Corporation
                          2728 N. Harwood St., 9th Floor
                          Dallas, Texas  75201-1516
                          Attn:  CXP Corporate Counsel
                          Telephone:  (214) 981-6742
                          Telecopier:  (214) 981-6855

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         11.4 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Delaware (without reference to the choice of law provisions of Delaware law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         11.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all schedules hereto and other documents contemplated hereby, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, negotiations and discussions, of the parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.7 EXPENSES. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

         11.8 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.9 TITLES; GENDER. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

         11.10 PUBLICITY. Neither Buyer, Buyer Sub 2 nor Seller shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other party.

         11.11 CONFIDENTIALITY. The parties acknowledge that the transactions contemplated hereby are of a confidential nature and the terms hereof shall not be disclosed except to advisors and affiliates, or as required by law or the rules of the New York Stock Exchange, Inc., and will not make a public announcement regarding the transaction except as provided in Section
11.10. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to lenders, advisors and affiliates in connection with the transactions contemplated hereby. Seller, at a time and in a manner which it reasonably determines, may make statements to employees, suppliers and customers regarding the subject transaction. In the event of the termination of this Agreement, each party will keep confidential and not use any such confidential information relating to the other party, unless such information is now or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

         11.12 CUMULATIVE REMEDIES. Except as provided otherwise in Section 10.7, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                     BUYER:

                                     CENTEX AMERICAN GYPSUM COMPANY



                                     By:   /s/  Arthur R. Zunker, Jr.
                                        ----------------------------------------
                                     Name:   Arthur R. Zunker, Jr.
                                          --------------------------------------
                                     Its:   Senior Vice President and Treasurer
                                         ---------------------------------------



                                     BUYER SUB 2:

                                     CEGC HOLDING COMPANY



                                     By:   /s/  Arthur R. Zunker, Jr.
                                        ----------------------------------------
                                     Name:   Arthur R. Zunker, Jr.
                                          --------------------------------------
                                     Its:   Senior Vice President and Treasurer
                                         ---------------------------------------


                                     SELLER:

                                     NATIONAL ENERGY SYSTEMS, INC.


                                     By:   /s/  Robert C. Gluth
                                        ----------------------------------------
                                     Name:  Robert C. Gluth
                                          --------------------------------------
                                     Its:   Vice President
                                         ---------------------------------------









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